NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	1414 East Harbour Towne Circle
Cudahy, WI 53110	Muskegon, MI 49441
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	231-755-4111
414-747-2890 Fax	231-755-4144 Fax

Release date: 20 April 2007

LADISH REPORTS NET SALES OF $97.7 MILLION FOR 1ST QUARTER 2007

Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today reported 2007 first quarter sales of $97.7 million in comparison to $95.0 million of sales in the first quarter of 2006. The Company reported net income of $5.8 million, resulting in diluted earnings per share of $0.40 for the first quarter of 2007, versus a net income of $7.6 million or $0.54 per share, in the same period of 2006.

Ladish will host a conference call on Monday, April 23, 2007 at 9:00 a.m. EDT to discuss the first quarter performance for 2007. The telephone number to call to participate in the conference call is (800) 263-8506.

	For the Three Months Ended March 31
(Dollars in thousands, except per share data)	2007	2006
Net sales	$97,666	$95,006
Cost of goods	83,976	77,638

Gross profit	13,690	17,368
SG&A	3,942	4,304

Operating income	9,748	13,064
Interest expense & other	(606)	(793)

Pretax income	9,142	12,271
Income tax provision	3,364	4,540
Minority interest in subsidiary earnings	10	99

Net income	$5,768	$7,632
Basic earnings per share	$0.40	$0.54
Basic weighted average shares outstanding	14,497,267	14,015,088
Diluted earnings per share	$0.40	$0.54
Diluted weighted average shares outstanding	14,541,415	14,150,903

more

LCI-07-06

NEWS

(Dollars in thousands)	March 31 2007	December 31 2006
Cash and cash equivalents	$2,613	$3,431
Accounts receivable, net	77,086	69,144
Inventory	107,305	106,736
Net PP&E	115,681	112,096
Other	39,598	37,199

Total assets	$342,283	$328,606

Accounts payable	$41,328	$32,933
Accrued liabilities	14,395	15,602
Senior bank debt	--	2,100
Senior notes	52,000	52,000
Pensions	27,338	35,510
Postretirement benefits	37,385	37,791
Stockholders’ equity	169,837	152,670

Total liabilities & equity	$342,283	$328,606

“In the first quarter, we booked over $150 million of new orders as our contract backlog grew to over $550 million. However, first quarter sales levels were less than we had expected for the period. The unplanned equipment downtime we experienced this quarter in our forging operations had the combined effect of limiting incremental sales and earnings by reducing absorption of fixed costs. Higher raw material prices were also dilutive to earnings,” says Kerry L. Woody, Ladish’s President and CEO. “With the equipment up and running, our focus is on returning the Company’s performance to prior levels as we continue to satisfy our customers’ demands.”

Looking forward to the remainder of 2007, Woody remarked, “We remain optimistic about the strength of the markets we serve. Our capacity expansion projects, the new isothermal press in Wisconsin and the recently announced furnace expansion in Oregon, are well underway and will support our growth in 2008 and beyond. As the strength of our industry continues, we are seeking opportunities to capitalize on this upturn to grow our business both internally with capacity expansion and externally through strategic acquisitions in order to better position our company for the future. All of the operating units of Ladish are expected to experience continued growth in business and profitability. While we are enjoying this positive trend, our established cost reduction programs remain focused at sustaining the profitability of the business and improving our cash position while serving our customers.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced metal components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon, Connecticut and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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LCI-07-06